FORM 3

                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |---------------------|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
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1.  Name and Address of Reporting Person

        Cheeseman                   Paul                       G.
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       (Last)                      (First)                    (Middle)

        c/o Rayovac Corporation, 601 Rayovac Drive
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                                  (Street)

        Madison                   Wisconsin                     53711
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       (City)                      (State)                      (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)

        11/26/2001
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

        Not required.
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4.  Issuer Name and Ticker or Trading Symbol

        Rayovac Corporation (ROV)
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ( ) Director
    ( ) 10% Owner
    (X) Officer (give title below)
    ( ) Other (specify title below)
      Senior Vice President of Technology
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6.  If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group Filing (Check Applicable Line)
    |X|  Form filed by One Reporting Person
    ___  Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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|1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|--------------------|---------------|---------------|--------------------|

         No securities owned.
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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)

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(a)          Employee Stock Option (Right to Buy)
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(b)          Employee Stock Option (Right to Buy)
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(c)          Employee Stock Option (Right to Buy)
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(d)          Employee Stock Option (Right to Buy)
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(e)          Employee Stock Option (Right to Buy)
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(f)          Employee Stock Option (Right to Buy)
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(g)          Employee Stock Option (Right to Buy)
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(h)          Employee Stock Option (Right to Buy)
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(i)          Employee Stock Option (Right to Buy)
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2. Date Exercisable and Expiration Date (Month/Day/Year)
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             Date Exercisable                       Expiration Date
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(a)          See Footnote 1                         06/15/2008
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(b)          Immediately                            06/15/2008
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(c)          See Footnote 2                         06/15/2008
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(d)          Immediately                            06/15/2008
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(e)          See Footnote 3                         10/01/2009
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(f)          Immediately                            10/01/2009
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(g)          See Footnote 4                         10/01/2010
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(h)          See Footnote 5                         10/01/2011
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(i)          See Footnote 6                         10/01/2011
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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
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                    Title                           Amount or Number of Shares
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(a)   Common Stock, par value $.01 per share                     12,500
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(b)   Common Stock, par value $.01 per share                      7,813
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(c)   Common Stock, par value $.01 per share                     12,500
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(d)   Common Stock, par value $.01 per share                      9,375
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(e)   Common Stock, par value $.01 per share                      2,500
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(f)   Common Stock, par value $.01 per share                        625
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(g)   Common Stock, par value $.01 per share                     10,000
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(h)   Common Stock, par value $.01 per share                      6,000
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(i)   Common Stock, par value $.01 per share                     12,500
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4. Conversion or Exercise Price of Derivative Security
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(a)          $21.25
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(b)          $21.25
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(c)          $21.25
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(d)          $21.25
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(e)          $21.63
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(f)          $21.63
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(g)          $14.50
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(h)          $14.50
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(i)          $14.50
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5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
   (Instr. 5)
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(a)          D
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(b)          D
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(c)          D
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(d)          D
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(e)          D
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(f)          D
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(g)          D
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(h)          D
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(i)          D
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6. Nature of Indirect Beneficial Ownership (Instr. 5)

   Not applicable.


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EXPLANATION OF RESPONSES:

(1) The option, granted under the 1997 Plan, vests and becomes exercisable in equal annual installments over a four-year period that commenced June 15, 1998.

(2) The option, granted under the 1996 Plan, vests and becomes exercisable in equal annual installments over a four-year period that commenced June 15, 1998.

(3) The option vests and becomes exercisable in equal annual installments over a four-year period that commenced October 1, 1999. \

(4) The option vests and becomes exercisable in equal annual installments over a three-year period that commenced November 7, 2000.

(5) The option, granted under the 1997 Plan, vests and becomes exercisable in equal annual installments over a three-year period that commenced October 1, 2001. (6) The option, granted under the [ ] Plan, vests and becomes exercisable in equal annual installments over a three-year period that commenced October 1, 2001.

                                                    November 30, 2001
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   **  SIGNATURE OF REPORTING PERSON                      DATE


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   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.
  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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                             POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints James T. Lucke his true and lawful attorney-in-fact to:

      (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer/director of Rayovac Corporation (the "Company"), any and all Forms 3, 4 and 5 required to be filed by the undersigned in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

      (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4 or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

      (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned, pursuant to this Power of Attorney, shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

      The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary, and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that no such attorney-in-fact, in serving in such capacity at the request of the undersigned, is hereby assuming, nor is the Company hereby assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934. This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

      IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November, 2001.


                                               /s/ Paul G. Cheeseman
                                               _________________________
                                               Signature

                                               Paul G. Cheeseman
                                               _________________________
                                               Print or type name